                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                             MCFARLAND ENERGY, INC.
                                       AT

                              $18.55 NET PER SHARE
                                       BY

                        MONTEREY ACQUISITION CORPORATION
                           A WHOLLY OWNED SUBSIDIARY
                                       OF

                            MONTEREY RESOURCES, INC.
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON MONDAY, JULY 21, 1997, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN AT THE EXPIRATION DATE A NUMBER OF SHARES WHICH WHEN COMBINED WITH SHARES SUBJECT TO THE STOCKHOLDERS AGREEMENT CONSTITUTES A MAJORITY OF THE COMPANY'S OUTSTANDING SHARES ON A FULLY DILUTED BASIS.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (a) complete and sign the enclosed Letter of Transmittal (or a facsimile copy thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) representing tendered Shares, and any other required documents, to the Paying Agent or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (b) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     Any stockholder who desires to tender such stockholder's Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies or other nominees.

June 23, 1997

                               TABLE OF CONTENTS

Introduction................................................    1
  Section 1.  Terms of the Offer............................    2
  Section 2.  Acceptance for Payment and Payment............    3
  Section 3.  Procedures for Tendering Shares...............    4
  Section 4.  Withdrawal Rights.............................    6
  Section 5.  Certain Tax Consequences......................    7
  Section 6.  Price Range of Shares; Dividends..............    8
  Section 7.  Certain Information Concerning the Company....    8
  Section 8.  Certain Information Concerning the Purchaser
              and Monterey .................................   10
  Section 9.  Source and Amount of Funds....................   11
  Section 10. Background of the Offer, Past Contacts,
              Transactions or Negotiations with the Company
              ..............................................   12
  Section 11. Purpose of the Offer; the Merger; Merger
              Agreement; Plans for the Company .............   12
  Section 12. Effect of the Offer on the Market for Shares;
              Nasdaq Listing; Registration Under the
              Exchange Act..................................   21
  Section 13. Dividends and Distributions...................   22
  Section 14. Conditions to the Offer.......................   22
  Section 15. Certain Legal Matters; Required Regulatory
              Approvals ....................................   24
  Section 16. Fees and Expenses.............................   26
  Section 17. Miscellaneous.................................   26
Schedule I -- Directors and Executive Officers of the
  Purchaser, Monterey and Santa Fe..........................  I-1

To Holders of Common Stock of
McFarland Energy, Inc.

                                  INTRODUCTION

     Monterey Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Monterey Resources, Inc., a corporation organized under the laws of Delaware ("Monterey"), hereby offers to purchase all outstanding shares of common stock, par value $1.00 per share (the "Shares"), of McFarland Energy, Inc., a Delaware corporation (the "Company"), at $18.55 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 3. The Purchaser will pay all charges and expenses of Corporate Investor Communications, Inc., which is acting as the Information Agent (the "Information Agent"), and First Chicago Trust Company of New York, which is acting as the Paying Agent (the "Paying Agent"), incurred in connection with the Offer. See
Section 16.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN AT THE EXPIRATION DATE (AS HEREINAFTER DEFINED) A NUMBER OF SHARES WHICH WHEN COMBINED WITH SHARES SUBJECT TO THE STOCKHOLDERS AGREEMENT (AS HEREINAFTER DEFINED) CONSTITUTES A MAJORITY OF THE COMPANY'S THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS. SEE SECTION 14.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS RECEIVED THE OPINION OF OPPENHEIMER & CO., INC. ("OPPENHEIMER"), THE COMPANY'S FINANCIAL ADVISOR, THAT THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF SHARES PURSUANT TO THE MERGER AGREEMENT IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW.

     The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 16, 1997 (the "Merger Agreement"), among Monterey, the Purchaser and the Company, pursuant to which, as promptly as practicable following the later of the Expiration Date and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the result that all of the outstanding common stock of the Company will be beneficially owned by Monterey. At the effective time of the Merger (the "Effective Time"), each then-outstanding Share (other than Shares held by Monterey, the Purchaser or any of their subsidiaries, or in the treasury of the Company, all of which will be canceled, and Shares held by stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive $18.55 per Share in cash (or any higher price per Share paid pursuant to the Offer), without interest thereon. See Section 11.

     The Purchaser has been advised by the Company that, to the Company's knowledge, all of the Company's directors and executive officers currently intend to tender all Shares owned by them pursuant to the Offer.

     According to the Company, as of May 31, 1997, there were (i) 5,727,422 Shares issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) no Shares were held in the treasury of the Company, (iii) no Shares were held by the Company's subsidiaries, and (iv) 650,687 Shares were reserved for future issuance pursuant to the Company's 1996 Incentive Stock Option, 1986 Stock Option Plan, 1989 Stock Option Plan and 1994 Non-Employee Director Stock Option Plan of which 443,313 Shares were reserved for issuance upon exercise of existing options. As of the date hereof, no shares of Company preferred stock are issued and outstanding.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH STOCKHOLDERS SHOULD READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

SECTION 1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares which are validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, July 21, 1997 unless and until the Purchaser (subject to the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OF THE MINIMUM CONDITION. The "Minimum Condition" is the condition to the Offer that the number of Shares being validly tendered and not withdrawn prior to the Expiration Date, when combined with Shares subject to the Stockholders Agreement constitutes a majority of the outstanding Shares on a Fully Diluted Basis. "Fully Diluted Basis" means the number of Shares outstanding as of the close of business on Monday, June 16, 1997, increased by the number of Shares (i) issued between such date and the Expiration Date, and (ii) issuable pursuant to the exercise of rights to purchase Shares or upon conversion or exchange of other securities. See Section 14 which sets forth the other conditions to the Offer. If any condition to the Purchaser's obligation to purchase Shares under the Offer is not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, (ii) waive such unsatisfied condition, subject to the terms of the Merger Agreement and to compliance with applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), and purchase all Shares validly tendered and not withdrawn, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares as provided in Section 4, retain the Shares which have been tendered during the period or periods for which the Offer is extended, or (iv) subject to the terms of the Merger Agreement, amend the Offer.

     The Merger Agreement provides that the Purchaser reserves the right to increase the price per Share payable in the Offer or to otherwise amend the Offer; provided, however, that no change may be made which (i) decreases the price per Share, (ii) reduces the maximum number of Shares to be purchased in the Offer, (iii) imposes conditions to the Offer in addition to those set forth in the Merger Agreement, (iv) amends or changes the terms and conditions of the Offer in any manner materially adverse to the holders of Shares (other than Monterey and its subsidiaries) or (v) changes or waives the Minimum Condition. Subject to the foregoing, the Purchaser expressly reserves the right, at any time or from time to time, subject to the terms of the Merger Agreement and regardless of whether or not any of the events set forth in Section 14 shall have occurred or shall have been determined by the Purchaser to have occurred,
(i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Paying Agent, and (ii) to amend the Offer in any respect by giving oral or written notice of such amendment to the Paying Agent. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer described in Section
14. There can be no assurance, however, that the Purchaser will exercise its rights to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York

City time, on the next business day after the previously scheduled Expiration Date in accordance with the announcement requirements of Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then without prejudice to the Purchaser's rights under the Offer, the Paying Agent may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum period of ten business days is required to allow for adequate dissemination to stockholders and investor response. If prior to the Expiration Date, the Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     The Company has provided to the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

SECTION 2. ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the Expiration Date. Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of the Purchaser. See Section 14. The Purchaser expressly reserves the right to delay acceptance for payment of, or, subject to Rule 14e-1(c) under the Exchange Act, payment for, Shares in order to comply, in whole or in part, with any applicable law, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Purchaser does not believe that the Offer and the Merger are subject to the notification or waiting period requirements of the HSR Act. See Sections 14 and 15.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Paying Agent of (i) certificates for such Shares or timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Paying Agent's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Paying Agent and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) tendered Shares, if, as and when the Purchaser gives oral or written notice to the Paying Agent of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Paying Agent, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest on the purchase price of the Shares be paid by the Purchaser.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates submitted represent more Shares than are tendered, certificates for such Shares not purchased or tendered will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Paying Agent's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), promptly after the expiration, termination or withdrawal of the Offer.

SECTION 3. PROCEDURES FOR TENDERING SHARES.

     For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other requirements, must be received by the Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) the certificates for Shares must be received by the Paying Agent along with the Letter of Transmittal or Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Paying Agent, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. The Paying Agent will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Paying Agent's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE PAYING AGENT.

     Signatures on all Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. ("NASD") or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made or certificates for Shares not accepted for payment or not tendered are to be returned to a person other than the registered holder, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE THEREOF) AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Paying Agent on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Paying Agent as provided below, on or prior to the Expiration Date as provided below; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a Letter of Transmittal or facsimile thereof, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Paying Agent within three Nasdaq Stock Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery. Stockholders may not extend the foregoing time period for delivery of Shares to the Paying Agent by providing a second Notice of Guaranteed Delivery with respect to such Shares. A "trading day" is any day on which Nasdaq is open for business.

     The Notice of Guaranteed Delivery may be sent by hand delivery, telegram, facsimile transmission or mail to the Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Paying Agent of certificates for the Shares or a timely Book-Entry Confirmation of the delivery of such Shares, and a Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when certificates for the Shares or Book-Entry Confirmations of the delivery of such Shares are received into the Paying Agent's account at a Book-Entry Transfer Facility.

     UNDER THE BACKUP FEDERAL INCOME TAX LAWS APPLICABLE TO CERTAIN STOCKHOLDERS (OTHER THAN CERTAIN EXEMPT STOCKHOLDERS, INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND CERTAIN FOREIGN INDIVIDUALS), THE PAYING AGENT MAY BE REQUIRED TO WITHHOLD 31% OF THE AMOUNT OF ANY PAYMENTS MADE TO SUCH STOCKHOLDERS PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, A TENDERING STOCKHOLDER MUST PROVIDE THE PAYING AGENT WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 TO THE LETTER OF TRANSMITTAL.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined in the sole discretion of the Purchaser, whose determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchaser, Monterey, the Company, the Paying Agent, the Information Agent nor any other person or entity will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     By executing a Letter of Transmittal or by causing the transmission of an Agent's Message as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as the stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the stockholder's rights with respect to the Shares tendered by the stockholder and accepted for payment by the Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such powers of attorney and proxies shall be considered to be coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, the Purchaser accepts Shares for payment. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to the Shares or other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares and other securities, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights of a record and beneficial holder, including rights in respect of acting by written consent, with respect to such Shares.

     A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer. The Purchaser's acceptance for payment for Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

SECTION 4. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after August 21, 1997 (or such later date as may apply in case the Offer is extended).

     For a withdrawal to be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must be timely received by the Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates for Shares have been delivered or otherwise identified to the Paying Agent, then, prior to the release of such certificates, the serial numbers of the particular certificates evidencing the Shares to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, except in the case of Shares tendered for account of an Eligible Institution, must also be furnished to the Paying Agent as described above. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. Neither the Purchaser, Monterey, the Company, the Paying Agent, the Information Agent nor any other person or entity will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any notification.

     Any Shares properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

SECTION 5. CERTAIN TAX CONSEQUENCES.

     The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to beneficial owners of Shares whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial owners of Shares. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change. The discussion applies only to beneficial owners of Shares in whose hands Shares are capital assets within the meaning of Section 1221 of the Code, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of beneficial owners of Shares (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules. This discussion does not discuss the federal income tax consequences to a beneficial owner of Shares who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH BENEFICIAL OWNER OF SHARES SHOULD CONSULT SUCH BENEFICIAL OWNER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH BENEFICIAL OWNER AND THE PARTICULAR TAX EFFECTS TO SUCH BENEFICIAL OWNER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a beneficial owner of Shares will recognize gain or loss equal to the difference between the beneficial owner's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger, although, under proposed legislation not yet effective, gain or loss would be determined based on the average tax basis of all Shares held by the beneficial owner. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the beneficial owner held the Shares for more than one year as of the date of sale (in the case of the Offer) or the Effective Time (in the case of the Merger). Long-term capital gain of individuals currently is taxed at a maximum rate of 28%. Legislation has been proposed which, if enacted, would favorably affect the taxation of capital gains. It is uncertain whether, in what form, and with what effective date any such legislation will be enacted. However, the chairmen of the House Ways and Means Committee and the Senate Finance Committee have stated their present intention that any capital gains legislation will be effective with respect to transactions occurring on or after May 7, 1997.

     Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%, unless a beneficial owner of Shares (a) is a corporation or comes within certain exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number to the payor, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable withholding rules. A beneficial owner who does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the beneficial owner's federal income tax liability. Each beneficial owner of Shares should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Those tendering their Shares in the Offer may prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3. Similarly, those who convert their Shares into cash in the Merger may prevent backup withholding by completing a Substitute Form W-9 and submitting it to the Paying Agent.

     Monterey and the Purchaser will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts as Monterey and the Purchaser is required to deduct and withhold with respect to the making of such payment. To the extent that amounts are so withheld by Monterey or the Purchaser, such withheld amounts shall be treated for all purposes as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Monterey and the Purchaser.

SECTION 6. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed and principally traded in the United States on Nasdaq under the symbol "MCFE". The following table sets forth, for the calendar quarters indicated, the high and low sales price per Share on Nasdaq. The Company has never paid cash dividends on its Common Stock and has stated that it does not intend to pay cash dividends on its Common Stock in the foreseeable future. The terms of the Company's present credit agreement restrict the payment of cash dividends when there exists outstanding borrowing under the facility. All prices set forth below are as reported in published financial sources:

                                                              HIGH    LOW
                                                              ----    ---
1995
  First Quarter.............................................    8      57/8
  Second Quarter............................................    8      61/4
  Third Quarter.............................................    71/2   63/4
  Fourth Quarter............................................    81/4   61/4
1996
  First Quarter.............................................    83/4   71/4
  Second Quarter............................................   103/8   731/32
  Third Quarter.............................................   101/2   9
  Fourth Quarter............................................   121/2  10
1997
  First Quarter.............................................   13     111/8
  Second Quarter (through June 20, 1997)....................   183/8  1125/64

     On June 16, 1997, the last full trading day prior to the announcement of the Merger Agreement, the reported closing sales price per Share on Nasdaq was 16 5/8. On June 20, 1997, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on Nasdaq was 18 3/8. Stockholders are urged to obtain a current market quotation for the Shares.

SECTION 7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. The Company was founded in 1972 as a California corporation and reincorporated in Delaware in 1987. Its principal executive offices are located at 10425 South Painter Avenue, Santa Fe Springs, California 90670. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Company 10-K"), the Company is principally engaged in the production and sale of crude oil and natural gas, oil and gas exploration and development, and proven oil and gas property acquisition and development, all within the continental United States.

     Selected Consolidated Financial Data. The following selected consolidated financial data relating to the Company have been taken or derived from the audited financial statements contained in the Company 10-K. More comprehensive financial information (including the notes to the Company's financial statements) is included in such Company 10-K and other documents filed by the Company with the SEC, and the financial data set forth below are qualified in their entirety by reference to such reports and other documents, including the financial statements (and notes thereto) contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth below.

        SELECTED CONSOLIDATED FINANCIAL DATA FOR MCFARLAND ENERGY, INC.

                                                  AS OF AND FOR THE YEAR ENDED DECEMBER 31
                                               -----------------------------------------------
                                                1996     1995(1)    1994     1993(2)    1992
                                               -------   -------   -------   -------   -------
                                                    (IN THOUSANDS EXCEPT PER SHARE DATA)
Operating Results
  Net operating revenues.....................  $25,721   $19,883   $16,270   $12,862   $15,283
  Income (loss) from continuing operations
     before accounting change................    7,126    13,641     1,508   (1,566)       925
     Per share -- primary....................     1.26      2.61      0.29    (0.30)      0.18
     Per share -- fully diluted..............     1.26      2.41      0.29    (0.30)      0.18
  Net income (loss)..........................    7,126    13,641     1,508   (1,116)       925
     Per share -- primary....................     1.26      2.61      0.29    (0.21)      0.18
     Per share -- fully diluted..............     1.26      2.41      0.29    (0.21)      0.18
Financial Position
  Working capital............................  $ 8,758   $ 4,793   $ 2,792   $ 2,902   $ 3,678
  Total assets...............................   50,859    47,693    43,545    23,016    25,117
  Convertible notes(3).......................       --     2,600     2,600     2,600     2,592
  Production payment notes...................    2,558     3,139     3,481        --        --
  Long-term debt.............................       --        --    12,650        --        --

---------------

(1) In January 1995, the Company recorded a litigation settlement of $17,158,000, net of legal fees and other related costs.

(2) Net loss reflects the $450,000 ($0.09 per share) benefit of the cumulative effect of the change in accounting for income taxes which resulted from the Company's adoption of Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes."

(3) In January 1996, the Company elected to convert the convertible note into 400,000 Shares.

     The Company is subject to the information and filing requirements of the Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be described in proxy statements distributed to the Company's stockholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection and copying at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Web Site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information filed electronically by the Company with the SEC. Such material should also be available for inspection at the offices of Nasdaq, Corporate Financing Department, 9513 Key West Avenue, Rockville, MD 20850.

     Other than as set forth below, the information concerning the Company contained in this section has been taken from or based upon publicly available documents on file with the SEC and other publicly available information. Although neither the Purchaser nor Monterey has any knowledge that would indicate that statements contained herein based upon such documents are untrue, neither the Purchaser nor Monterey takes any responsibility for the accuracy or completeness of the information contained in such documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to either the Purchaser or Monterey.

     In March 1997, Monterey and the Company began to engage in preliminary discussions concerning a possible transaction involving the acquisition of the Company by Monterey. Monterey conducted a financial due diligence investigation, and the Company and its representatives discussed with Monterey and its representatives certain matters regarding the business and financial condition of the Company. See "Background of the Offer; Past Contacts; Transactions or Negotiations with the Company." The Company provided Monterey with the budget of the Company for the 1997 fiscal year. The budget is not publicly available, was prepared for internal purposes only, and certain portions thereof are being included in this Offer to Purchase solely because it was furnished to Monterey. The budget necessarily reflects numerous assumptions with respect to the oil and gas exploration and production business, general business and economic conditions and other matters, many of which are inherently uncertain or beyond the Company's control, and does not take into account any change in ownership of the Company or any changes to Company operations or capital structure which may result therefrom. Among the assumptions reflected in the budget are: (i) the average price for crude oil is $20.00 per barrel of West Texas Intermediate and
(ii) the average price for natural gas delivered at the Henry Hub in Louisiana is $2.10 per Mcf. It is not possible to predict whether the assumptions made in preparing the budget will be valid and actual results may prove to be materially higher or lower than those contained therein. The inclusion of this information should not be regarded as an indication that Monterey, the Purchaser, the Company, or anyone who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. Neither Monterey, the Purchaser nor the Company assumes any responsibility for the validity, reasonableness, accuracy or completeness of the budget. Neither Monterey, the Purchaser nor the Company has made, or makes, any representation to any person regarding the information contained in the budget and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the budget are shown to be in error.

     Set forth below is a summary of selected income statement and cash flow information contained in the Company's budget and provided to Monterey as described above.

                                                               FOR THE YEAR ENDING
                                                                DECEMBER 31, 1997
                                                              (DOLLARS IN THOUSANDS)
                                                              ----------------------
Net revenues................................................         $26,988
Costs and expenses..........................................          17,864
Pretax income from operations...............................           9,124
Net income..................................................           6,067
Net cash flow before expenditures...........................          14,456

SECTION 8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND MONTEREY.

     The Purchaser is a newly incorporated Delaware corporation and a wholly owned subsidiary of Monterey which to date has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Purchaser is available. The principal executive offices of Monterey and the Purchaser are located at 5201 Truxtun Avenue, Bakersfield, California 93309. Monterey, which is a Delaware corporation, is an independent oil and gas company engaged in the production, development and acquisition of oil and natural gas in the State of California. Monterey was formed in 1996 to own the properties and conduct the business of the Western Division of Santa Fe Energy Resources, Inc. At December 31, 1996, Santa Fe Energy Resources, Inc. ("Santa Fe") owned 82.8% of Monterey's outstanding common stock. Monterey's stock is listed on the New York Stock Exchange and trades under the symbol "MRC."

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser, Monterey and Santa Fe are set forth in
Schedule I hereto.

     Monterey is subject to the informational filing requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Reports and other information may be inspected and copies may be obtained from the offices of the SEC in the same manner as set forth with respect to information concerning the Company in Section 7.

     Except as provided in the Merger Agreement, and as otherwise described in this Offer to Purchase, neither Monterey nor the Purchaser, nor to the best knowledge of Monterey and the Purchaser, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding, or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss of the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither Monterey nor the Purchaser, nor, to the best of their knowledge, any of the persons listed on Schedule I hereto, has had, since January 1, 1994, any business relationships or transactions with the Company or any of its executive officers, directors, or affiliates that would require reporting under the rules of the SEC applicable to this Offer to Purchase. Except as set forth in this Offer to Purchase, since January 1, 1994, there have been no contacts, negotiations or transactions between the Purchaser, Monterey or any of its subsidiaries or, to the best knowledge of Monterey and the Purchaser, any of the persons listed on Schedule I hereto, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets. Except as set forth in this Offer to Purchase, neither Monterey nor the Purchaser, nor, to the best knowledge of Monterey or the Purchaser, any of the persons listed on Schedule I hereto, beneficially owns any Shares or has effected any transactions in the Shares in the past 60 days.

SECTION 9. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by the Purchaser to purchase all outstanding Shares is estimated to be approximately $111.2 million. The funds necessary to purchase Shares pursuant to the Offer and to pay related fees and expenses will be furnished to the Purchaser (i) by Monterey as a capital contribution and (ii) through the financings described below.

     Monterey, The Chase Manhattan Bank ("Chase"), as the administrative agent and as lender, and four other lenders are currently parties to a five-year revolving credit facility, entered into in November 1996, providing for aggregate extensions of credit thereunder to Monterey of $75 million (the "Existing Facility"). Chase and Monterey propose to restructure the Existing Facility to increase to $200 million the aggregate principal amount of financing initially available to Monterey, to extend the maturity date to a date five years following closing, and to effect certain other modifications of the Existing Facility (the "Amended Facility"). Although Chase proposes to syndicate all or a portion of the Amended Facility to other lenders, it has advised Monterey of its willingness, subject to customary conditions, to underwrite the entire amount thereof.

     Loans under the Amended Facility will bear interest, at Monterey's election, at rates based upon Chase's prime rate or the federal funds effective rate, or on the applicable LIBOR rate for interest periods of one, two, three or six months. As does the Existing Facility, the Amended Facility will make provision for issuance of letters of credit, with an availability sublimit of $50 million. Overall availability of credit under the Amended Facility from time to time will be a function of the Available Borrowing Base (initially to be defined as $200 million). The Available Borrowing Base will be redetermined by Chase from time to time as a function of the total amount of indebtedness that can be supported by the proved oil and gas reserves of Monterey and its restricted subsidiaries, based upon periodic independent engineering reports, minus their Other Liabilities. Such Other Liabilities will be defined as liabilities in respect of certain outstanding indebtedness (which would include, without limitation, for so long as the same shall remain outstanding, Monterey's 10.61% Senior Notes due March 31, 2005, originally issued and currently outstanding in the aggregate principal amount of $175 million), and letter of credit obligations, in each case incurred outside of the Amended Facility. The documentation relating to the Amended Facility is expected to contain representations and warranties, affirmative and negative covenants (including requirements to maintain certain financial ratios and limitations upon debt incurrence, liens, asset sales, restricted payments and investments, affiliate transactions, mergers, sale and leaseback transactions and certain activities of restricted subsidiaries) binding upon Monterey and its restricted subsidiaries, and events of default, similar to those contained in the Existing Facility.

SECTION 10. BACKGROUND OF THE OFFER, PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

     In late February, 1997 Monterey, through Petrie Parkman & Co., Inc. ("Petrie Parkman"), Monterey's financial advisor, contacted the Company to explore the Company's desire to be acquired by Monterey. The initial contact was followed up with a meeting in mid-March, 1997 between Monterey and the Company.

     In early April, 1997, the Company advised Monterey that it would engage Oppenheimer to provide advisory services, and invited Monterey to submit an offer in writing, including an estimated value for the Company in a cash for stock transaction. On April 8, 1997, Monterey submitted such an expression of interest.

     In mid-April, 1997, the Company advised Monterey that it would make additional information available to Monterey subject to the execution by Monterey of a confidentiality agreement. A confidentiality agreement between the Company and Monterey was entered into on April 29, 1997, and Monterey subsequently received additional information about the Company, which Monterey reviewed with its representatives, including Petrie Parkman.

     On May 6, 1997, Oppenheimer advised Monterey that it was soliciting informal expressions of interest from potential acquirors of the Company. On May 14, 1997, Monterey submitted an expression of interest in response to the Oppenheimer solicitation. On May 23, 1997, Oppenheimer advised Monterey that final offers for an acquisition of all shares of the Company should be submitted by June 9, 1997. On June 9, 1997, Monterey submitted its proposal and on June 11, 1997, the Company advised Monterey that the Company would like to enter into negotiations to determine whether or not a transaction acceptable to Monterey and the Company could be structured. During the period immediately following such proposal, representatives of Monterey and the Company engaged in extensive negotiations relating to the terms of the Merger Agreement.

     On June 16, 1997, following approval by their respective Boards of Directors, the Company, Monterey and the Purchaser entered into the Merger Agreement. A summary of the terms of the Merger Agreement is set forth in
Section 11. A copy of the Merger Agreement has been filed as an Exhibit to the
Schedule 14D-1 filed by Monterey and the Purchaser with the SEC and is available for inspection and copy at the principal office of the SEC in the manner set forth in Section 7.

     On June 23, 1997, the Purchaser commenced the Offer.

SECTION 11. PURPOSE OF THE OFFER; THE MERGER; MERGER AGREEMENT; PLANS FOR THE COMPANY.

     The purpose of the Offer, the Merger and the Merger Agreement is for Monterey to acquire control of, and the entire equity interest in, the Company. The Offer and the Merger Agreement are intended to increase the likelihood that the Merger will be effected as promptly as practicable.

     The Merger Agreement. The following summary of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1, is qualified by reference to the Merger Agreement.

     The Offer. The Merger Agreement provides for the making of the Offer. The obligation of the Purchaser to accept for payment or pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are set forth in Section 14 hereof. The Purchaser has reserved the right to waive any conditions of the Offer or to modify any of the terms and conditions of the Offer except that, without the consent of the Company, the Purchaser may not (i) decrease the price per

Share, (ii) reduce the maximum number of Shares to be purchased in the Offer,
(iii) impose conditions to the Offer in addition to those set forth the Merger Agreement, (iv) amend or change the terms and conditions of the Offer in any manner materially adverse to the holders of Shares (other than Monterey and its subsidiaries) or (v) change or waive the Minimum Condition.

     Recommendation. The Board of Directors of the Company, based in part upon the opinion of Oppenheimer that the proposed consideration to be received by holders of Shares pursuant to the Merger Agreement is fair from a financial point of view to the holders of Shares, unanimously determined that the Offer and the Merger are fair to and in the best interests of the Company and its stockholders, approved the Merger Agreement and the transactions contemplated thereby, and recommended that holders of Shares accept the Offer and tender their Shares pursuant to the Offer. The Merger Agreement provides that if the Board of Directors of the Company determines that it will not recommend acceptance of the Offer and approval of the Merger by the Company's stockholders (or if such recommendation is withdrawn) based upon the advice of legal counsel that such action is necessary for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law, such non-recommendation or withdrawal of the recommendation shall not constitute a breach of the Merger Agreement but will entitle the Purchaser to receive a termination fee under certain circumstances. See "Termination."

     Board Representation. The Merger Agreement provides that, upon the Purchaser's acquisition of a majority of the outstanding Shares pursuant to the Offer, and from time to time thereafter so long as Monterey and/or any of its direct or indirect wholly owned subsidiaries (including the Purchaser) owns a majority of the outstanding Shares, the Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of Directors as shall give the Purchaser representation on the Board of Directors equal to the product of the total number of directors on the Board of Directors (giving effect to the directors elected as described in this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser at such time bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause the Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board of Directors or securing the resignations of incumbent directors or both. At such times, the Company shall use its best efforts to cause persons designated by the Purchaser to constitute the same percentage as persons designated by the Purchaser shall constitute of the Board of Directors of (i) each committee of the Board of Directors (some of whom may be required to be independent as required by applicable law or rules of Nasdaq), (ii) each board of directors of each domestic subsidiary and (iii) each committee of each such board, in each case only to the extent permitted by applicable law, subject to
Section 14(f) of the Exchange Act; provided, that, until the time the Purchaser acquires a majority of the then outstanding Shares on a Fully Diluted Basis, the Company shall use its best efforts to ensure that all the members of its Board of Directors and each committee of its Board of Directors and such boards and committees of domestic subsidiaries as of the date hereof who are not employees of the Company shall remain members of its Board of Directors and of such boards and committees.

     The Merger. The Merger Agreement provides that, unless the Merger Agreement is terminated or abandoned (see "Termination" below), at the Effective Time, the Purchaser will be merged with and into the Company, whereupon the separate corporate existence of the Purchaser will cease and the Company will be the surviving corporation in the Merger (the "Surviving Corporation"). The Merger Agreement further provides that (i) subject to certain requirements in the Merger Agreement, the Certificate of Incorporation and the By-Laws of the Purchaser as in effect at the Effective Time shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation, (ii) the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and (iii) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

     Consideration to be Paid in the Merger. The Merger Agreement provides that each Share outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company, Shares owned by Monterey, the Purchaser, any other direct or indirect wholly owned subsidiary of Monterey, or of the Company, and other than Dissenting Shares (as defined below under "Dissenters' Rights")) shall, at the Effective Time, be canceled and converted automatically into a right to receive in cash an amount per Share equal to the highest price per Share paid by the Purchaser pursuant to the Offer, without interest, upon the surrender of the certificate formerly representing such Share and each Share held in the treasury of the Company, and each Share held by Monterey, the Purchaser or any direct or indirect subsidiary of Monterey, or of the Company, immediately prior to the Effective Time shall, at the Effective Time, be canceled without any conversion thereof and no payment or distribution will be made with respect thereto. Each share of common stock of the Purchaser, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

     Company Options. The Merger Agreement provides that prior to the date on which the Purchaser shall have accepted for payment all Shares validly tendered and not withdrawn prior to the Expiration Date (the "Tender Offer Acceptance Date"), the Company shall enter into an agreement with each holder of an employee or director stock option to purchase Shares (in each case, an "Option") that provides that, immediately prior to the Effective Time, each Option that is then outstanding, whether or not then exercisable or vested, shall be canceled by the Company, and each holder of a canceled Option shall be entitled to receive from the Purchaser at the time of such cancelation, an amount in cash equal to the product of (i) the number of Shares previously subject to such Option, whether or not then exercisable or vested, and (ii) the excess, if any, of the amount per Share paid pursuant to the Offer over the exercise price per Share applicable to such Option, reduced by any applicable withholding.

     Stockholders' Meeting. In the Merger Agreement, the Company agreed to take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws to duly call, give notice of, convene and hold a meeting of its stockholders as soon as practicable following the consummation of the Offer to consider and vote upon the adoption of the Merger Agreement, if such stockholder approval is required by applicable law. To the extent permitted by law, Monterey and the Purchaser each agreed to vote all Shares beneficially owned by them in favor of the Merger. Subject to its fiduciary duties under applicable law, the Board of Directors of the Company will recommend that the Company's stockholders approve adoption of the Merger Agreement, if such stockholder approval is required.

     Dissenters' Rights. Holders of Shares will not have appraisal rights as a result of the Offer. If the Merger is consummated, however, persons who hold Shares at the time would have the right to appraisal of their Shares in accordance with Section 262 of the Delaware General Corporation Law. Such appraisal rights, if the statutory procedures are complied with, would result in a judicial determination of the "fair value" of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger) owned by such holders. In addition, such dissenting stockholders may be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares, including asset values, the investment value of the Shares and any other valuation considerations generally accepted in the investment community. The value so determined for Shares could be more or less than the value of the consideration per Share to be paid pursuant to the Offer or the Merger and payment of such consideration would take place subsequent to payment pursuant to the Offer.

     In addition, several decisions by the Delaware courts have held that a controlling stockholder of a corporation involved in a merger has a fiduciary duty to the other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that although the remedy ordinarily available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above, such appraisal remedy may not be adequate "in certain cases, particularly where fraud, misrepresentation, self-dealing, deliberate waste of corporate assets, or gross and palpable overreaching are involved," and that in such cases the Delaware Chancery Court would be free to fashion any form of appropriate relief.

     If the Purchaser purchases Shares pursuant to the Offer, and the Merger or another merger or other business combination is consummated more than one year after the completion of the Offer, or if such a merger or other business combination were to provide for the payment of consideration less than that paid pursuant to the Offer, compliance by the Purchaser with Rule 13e-3 under the Exchange Act would be required, unless the Shares were to be deregistered under the Exchange Act prior to such transaction. See Section 12. Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders therein be filed with the SEC and disclosed to minority stockholders prior to consummation of the transaction.

     Representations and Warranties. The Merger Agreement contains representations and warranties by the Company, relating to, among other things,
(i) the organization of the Company and its subsidiaries and other corporate matters, (ii) the capital structure of the Company, (iii) the authorization, execution, delivery and consummation of the transactions contemplated by the Merger Agreement, (iv) consents and approvals, (v) documents filed by the Company with the SEC and the accuracy of the information contained therein, (vi) the absence of certain changes and events, (vii) the accuracy of the information contained in documents filed with the SEC in connection with the Offer and the Merger, (viii) litigation, (ix) tax, insurance, and labor matters, and (x) matters relating to Title IV of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder. In addition, the Merger Agreement contains representations and warranties by Monterey and the Purchaser related to, among other things, (i) the organization of Monterey and the Purchaser and other corporate matters, (ii) the authorization, execution, delivery and consummation of the transactions contemplated by the Merger Agreement, including, without limitation, each of the Offer and the Merger (the "Transactions"), (iii) consents and approvals, (iv) the existence of written commitments with respect to financing the Transactions, and (v) the accuracy of the information contained in documents filed with the SEC in connection with the Offer and the Merger.

     Agreements with Respect to the Conduct of Business Pending the Merger. The Merger Agreement provides that, between the date of the Merger Agreement and the election or appointment of the Purchaser's designees to the Board of Directors upon the purchase by the Purchaser of any Shares pursuant to the Offer (the "Purchaser's Election Date"), unless Monterey shall otherwise agree in writing, the businesses of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its subsidiaries and to preserve the goodwill of those current relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by the Merger Agreement, the Company will not, between the date of the Merger Agreement and the Purchaser's Election Date, directly or indirectly do, or propose to do, any of the following without the prior written consent of
Monterey:

          (a) amend or otherwise change the certificate of incorporation or bylaws or equivalent organizational documents of the Company or its subsidiaries;

          (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or any subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any subsidiary (except for the issuance of Shares issuable pursuant to Options outstanding on the date of the Merger Agreement) or
     (ii) any assets of the Company or any subsidiary, except for sales of products in the ordinary course of business and in a manner consistent with past practice;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for such declarations, set asides, dividends and other distributions made from any subsidiary to the Company);

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets other than in the ordinary course of business;
     (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances or capital contribution to, or investments in, any other person (other than such of the foregoing as are made by the Company to or in a wholly-owned subsidiary of the Company), except in the ordinary course of business and consistent with past practice; or (iii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter referred to in this paragraph;

          (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any subsidiary who are not officers of the Company or any subsidiary, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (g) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

          (h) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company's December 31, 1996 balance sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

          (i) settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the Transactions;

          (j) undertake any capital commitment not reflected in the Company's budget in an individual amount greater than $100,000 or, when aggregated with all other capital commitment not reflected in the Company's budget, in an aggregate amount greater than $1,000,000; or

          (k) take or offer or propose to take, or agree to take in writing, or otherwise, any of the actions described in paragraphs (a) through (j) above or any action which would result in any of the conditions to the Offer not being satisfied (other than as contemplated by the Merger Agreement).

     No Solicitation. The Merger Agreement provides that until the Merger Agreement has been terminated in accordance with its terms, neither the Company nor any subsidiary shall, directly or indirectly, through any officer, director or agent or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any subsidiary or otherwise, solicit, initiate or encourage, or take any other action to facilitate any inquiries regarding the submission of any proposal or offer from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any substantial portion of the assets of, or any equity interest in, the Company or any business combination with the Company (including, without limitation, any take-over bid or tender offer or exchange offer, merger, consolidation, or similar transaction involving the Company or any of its subsidiaries (other than the transactions contemplated by the Merger Agreement) (any of such transactions being an "Acquisition Transaction") or any business combination with the Company or, except to the extent required by fiduciary obligations under applicable law as advised by independent counsel, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that nothing referred to herein shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited (from the date of the Merger Agreement) proposal in writing by such person to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire all or substantially all of the assets of the Company or any of its subsidiaries, if, and only to the extent that, (i) the Board of Directors of the Company, after consultation with independent counsel (which may include its regularly engaged independent counsel), determines in good faith that such action is required for the Board of Directors to act in a manner that is consistent with its fiduciary duties to stockholders imposed by Delaware Law (such determination having been made by the full Board and not having been delegated to any committee thereof) and (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person the Company obtains from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the confidentiality agreement entered into between the Company and Monterey on April 29, 1997. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted prior to, or on the date of the execution of the Merger Agreement with respect to any of the foregoing. The Company is required to notify Monterey promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made after the execution of the Merger Agreement. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or, subject to the fiduciary duties of its Board of Directors, standstill agreement to which the Company is or may become a party.

  Indemnification of Directors.

     (a) The Purchaser and Monterey agreed in the Merger Agreement that the certificate of incorporation of the Surviving Corporation and each of its subsidiaries will contain provisions no less favorable with respect to limitation of liability than are set forth in Article VII of the Restated Certificate and Article V of the By-Laws of the Company as of the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time from and after the date of the Merger Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its subsidiaries in respect of actions or omissions occurring at or prior to the Effective time (including, without limitation, the matters contemplated by the Merger Agreement), unless such modification is required by law. From and after the Purchaser's Election Date, the Company has agreed not to amend, repeal or otherwise modify the limitation or advancement of expenses provisions in the Restated Certificate of any of the Company's subsidiaries in any manner that would adversely affect the rights thereunder of individuals who at any time from and after the date of the Merger Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by the Merger Agreement), unless such modification is required by law.

     (b) Pursuant to the Merger Agreement, Monterey has agreed for a period of six years after the Effective Time, to cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (an "Indemnified Party") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities and settlement amounts paid in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether arising or asserted or claimed before, on or after the Effective Time) ("Claim") to the full extent provided under Delaware law, the Certificate of Incorporation and By-Laws of the Company in effect at the date of the Merger Agreement (and shall pay any expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under Delaware Law). In the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnified Parties may retain counsel (including local counsel) satisfactory to them and the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (ii) the Company and the Surviving Corporation shall use all reasonable efforts in the vigorous defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided further that neither the Company nor the Surviving Corporation shall be obligated pursuant to the provision referred to herein to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Company or the Surviving Corporation; and provided further that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

     (c) The Company has agreed that it will, from and after the date of the Merger Agreement and to and including the Effective Time, and the Surviving Corporation shall, for six years from the Effective Time, maintain in effect the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time.

     (d) Except as otherwise provided in the Merger Agreement and only to the extent permitted by applicable law and public policy, the Surviving Corporation, Monterey and the Purchaser have agreed to release and discharge each Indemnified Party from, and covenant not to sue any Indemnified Party with regard to, any Claim, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent (including, without limitation, any Claim arising out of the Merger Agreement or any of the transactions contemplated thereby or the operations of the Company or the condition of the assets of the Company). Such release and covenant not to sue include Claims resulting in any way from the negligence or strict liability of any Indemnified Party, whether the negligence or strict liability is active, passive, joint, concurrent, or sole.

     (e) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the Merger Agreement provides that proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Monterey's option, Monterey will assume the obligations referred to in this paragraph.

     (f) Pursuant to the Merger Agreement, the By-laws of the Surviving Corporation and each of its subsidiaries will contain the provisions with respect to indemnification, defense and advancement of expenses set forth in the By-laws of the Company on the date of the Merger Agreement, and such provisions will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time from and after the date of the Merger Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law or is desired to conform such provisions with comparable provisions in the By-laws of Monterey, which By-law provisions shall be at least as favorable to such individuals as the provisions contained in the By-laws of Monterey on the date of the Merger Agreement. From and after the Purchaser's Election Date, the Company will not amend, repeal or otherwise modify the indemnification, defense and advancement of expenses provisions of the By-laws of the Company or the indemnification, defense and advancement of expenses provisions in the By-laws of any of the Company's subsidiaries in any manner that would adversely affect the rights thereunder of individuals who at any time from and after the date of the Merger Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by the Merger Agreement), unless such modification is required by law or is desired to conform such provisions with comparable provisions in the By-laws of Monterey, which By-law provisions shall be at least as favorable to such individuals as the provisions contained in the By-laws of Monterey on the date of the Merger Agreement.

     (g) The obligations of the Company or the Surviving Corporation referred to in the Merger Agreement will not be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary and agent to whom the foregoing provisions apply without the consent of each elected director, officer, employee, fiduciary and agent (it being expressly agreed that the directors, officers, employees, fiduciaries and agents to whom the foregoing provisions apply shall be third-party beneficiaries of such provisions).

     (h) In the event that the Company or the Surviving Corporation should fail, at any time from and after the Purchaser's Election Date, to comply with any of the foregoing obligations referred to in the Merger Agreement, for any reason, Monterey will be responsible therefor and will perform such obligations unconditionally without regard to any defense or other basis for nonperformance which the Company or the Surviving Corporation may have or claim (except as would be prohibited by applicable Delaware Law), it being the intention of the parties to the Merger Agreement that the officers, directors, employees, fiduciaries and agents of the Company and its subsidiaries shall be fully indemnified and that the provisions of the Merger Agreement referred to above be a primary obligation of Monterey and not merely a guarantee by Monterey of the obligations of the Company or the Purchaser.

     Monterey's Undertaking. Pursuant to the Merger Agreement, Monterey agreed to take all action necessary to cause the Purchaser to perform all of the Purchaser's, and the Surviving Corporation to perform all of the Surviving Corporation's, agreements, covenants, and obligations under the Merger Agreement and to consummate the Offer and the Merger on the terms set forth in the Merger Agreement. The Merger Agreement further provides that Monterey would be liable for any breach of any representation, warranty, covenant or agreement of the Purchaser and for any breach of the covenant referred to in the preceding sentence.

     Termination. The Merger Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the Transactions by the stockholders of the Company:

          (a) by mutual written consent duly authorized by the Boards of Directors of Monterey, the Purchaser and the Company prior to the Purchaser's Election Date; or

          (b) by Monterey, the Purchaser or the Company if (i) the Effective Time shall not have occurred on or before September 30, 1997; provided, however, that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any court of competent jurisdiction in the United States or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final or nonappealable; or

          (c) by Monterey if (i) due to an occurrence or circumstance that results in a failure to satisfy any condition set forth in Section 14 hereof, the Purchaser shall have (A) failed to commence the Offer within 10 days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless any such failure listed above shall have been caused by or resulted from the failure of Monterey or the Purchaser to perform in any material respect any material covenant or agreement of either of them contained in the Merger Agreement or the material breach by Monterey or the Purchaser of any material representation or warranty of either of them contained in the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board of Directors or any committee thereof (A) shall have withdrawn or modified in a manner adverse to the Purchaser or Monterey its approval or recommendation of the Offer, the Merger Agreement, the Merger or any other Transaction or (B) shall have recommended another Acquisition Transaction with a third party.

          (d) By the Company, upon approval of the Board of Directors, if (i) the Purchaser shall have (A) failed to commence the Offer within 10 days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of the Company to satisfy the conditions set forth in paragraphs (f) or (g) of Section 14 hereof or (ii) prior to the purchase of Shares pursuant to the Offer, the Board, after consultation with independent counsel, shall have withdrawn or modified in a manner adverse to the Purchaser or Monterey its approval or recommendation of the Offer, the Merger Agreement or the Merger as a result of a proposal by a third party for an Acquisition Transaction.

     Except as specified below, all costs and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, regardless of whether any Transaction is consummated. To compensate Monterey for entering into the Merger Agreement, taking actions to consummate the Transactions and incurring the costs and expenses related thereto and other losses and expenses, including the foregoing, the pursuit of other opportunities by Monterey, the Company and Monterey agreed to the following:

          (i) Provided that neither Monterey nor the Purchaser shall be in material breach of its obligations under the Merger Agreement (which breach has not been cured promptly following receipt by Monterey or the Purchaser, as the case may be, of written notice thereof by the Company specifying in reasonable detail the basis of such alleged breach), the Company has agreed to pay to Monterey the sum of $2,780,000 (the "Termination Fee") if (i) the Merger Agreement is terminated either (A) by the Company under the provisions referred to in clause (d)(ii) above or (B) by Monterey or the Purchaser under the provisions (c)(ii) above.

          (ii) Any payment required by paragraph (i) above shall become payable upon termination of the Merger Agreement in the manner provided in such paragraph.

          (iii) The Company has acknowledged that the agreements above regarding the Termination Fee are an integral part of the transactions contemplated in the Merger Agreement, and that, without these agreements, Monterey would not enter into the Merger Agreement; accordingly, if the Company fails to promptly pay the Termination Fee when due, the Company will in addition thereto pay to Monterey all costs and expenses (including fees and disbursements of counsel) incurred in collecting such Termination Fee, as the case may be, together with interest on the amount of the Termination Fee (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Monterey at the prime rate of The Chase Manhattan Bank, N.A., as in effect from time to time during such period.

     Stockholders Agreement. On June 16, 1997, Monterey and the Purchaser executed a stockholders agreement (the "Stockholders Agreement"), with the McFarland Family Trust (which owns 527,696 Shares), Mr. J. C. McFarland and his wife Carolyn J. McFarland (who together own 75,295 Shares and have rights to 140,500 Shares issuable upon exercise of options) and William Carl, a director of the Company (who owns 116,362 Shares and has rights to 5,000 Shares issuable upon exercise of options). Pursuant to the Stockholders Agreement, each of the McFarland Family Trust, Mr. and Mrs. McFarland and Mr. Carl severally agreed to tender all Shares owned by such stockholder into the Offer prior to the expiration of the Offer and not to withdraw any Shares so tendered. In addition, each of the McFarland Family Trust, Mr. and Mrs. McFarland and Mr. Carl severally agreed to sell to the Purchaser, and the Purchaser agreed to purchase all Shares held by such person at a price per Share equal to $18.55 or such higher price per Share as may be offered by the Purchaser in the Offer, provided that such obligations to purchase and sell are both subject to (i) the Purchaser having accepted Shares for payment under the Offer and the Minimum Condition (minus any Shares which are the subject of the Stockholders Agreement but are not purchased in the Offer) having been satisfied, and (ii) the expiration or termination of any applicable waiting period under the HSR Act.

     Consulting Agreement. Monterey has asked Mr. McFarland, the Chairman and Chief Executive Officer of the Company, to become a consultant to Monterey and to serve as a director of Monterey. Among other things, Mr. McFarland would be paid his current annual base salary, agree not to compete with Monterey for a specified period of time and be expected to spend up to one-half of his professional time working for Monterey.

     Short Form Merger. Under Delaware Law, if the Purchaser acquires at least 90% of the outstanding Shares, the Purchaser will be able to approve the merger without a vote of the Company's stockholders. In such event, the Purchaser anticipates that it will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Company's stockholders. If the conditions to the Purchaser's obligation to purchase Shares in the Offer are satisfied prior to the tender of 90% of the outstanding Shares being tendered in the Offer, the Purchaser may, subject to certain limitations set forth in the Merger Agreement, delay its purchase of the Shares tendered to it in the Offer. See
Section 1. If the Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer period of time may be required to effect the Merger, because a vote of the Company's stockholders would be required under Delaware Law. Pursuant to the Merger Agreement, the Company has agreed to take all action necessary under Delaware Law and its Certificate and Bylaws to convene a meeting of its stockholders promptly following consummation of the Offer to consider an vote on the Merger, if a stockholders' vote is required. If the Purchaser owns a majority of the outstanding Shares, approval of the Merger may be obtained without the affirmative vote of any other stockholder of the Company.

     State Takeover Statutes. The Merger Agreement provides that the Company will use its reasonable best efforts to (a) exempt the Company, the Offer and the Merger from the requirements of any state takeover law by action of the Company's Board of Directors or otherwise and (b) assist in any challenge by the Purchaser to the validity or applicability to the Offer or the Merger of any state takeover law. See Section 5.

SECTION 12. EFFECT OF THE OFFER ON THE MARKET FOR SHARES; NASDAQ LISTING;
            REGISTRATION UNDER THE EXCHANGE ACT.

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining shares held by stockholders other than the Purchaser.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion on Nasdaq, which requirements include that an issuer have at least (i) 100,000 publicly held shares having a market value of at least $200,000, (ii) 300 stockholders, (iii) capital and surplus of at least $1 million and (iv) total assets of at least $2 million. If the Shares ceased to be traded on Nasdaq, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the price offered pursuant the Offer.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application by the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to its stockholders and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions no longer applicable to the Company. Furthermore, if the Purchaser acquires a substantial number of Shares or the registration of the Shares under the Exchange Act were to be terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated prior to the consummation of the Merger, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting. It is the present intention of the Purchaser to seek to cause the Company to make an application for termination of registration of the Shares as soon as possible following the Offer if the requirements for termination of registration are met.

SECTION 13. DIVIDENDS AND DISTRIBUTIONS.

     If, on or after June 16, 1997, the Company should, except as permitted under the Merger Agreement, (i) split or combine the Shares, or otherwise change the Shares or its capitalization, (ii) issue or sell any additional securities of the Company (other than Shares issued or sold upon the exercise (in accordance with the present terms thereof) of Company Options outstanding on June 16, 1997), or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, without prejudice to the Purchaser's rights under Sections 1 and 14, the Purchaser, in its sole discretion (subject to the terms of the Merger Agreement), may make such adjustments as it deems appropriate in the purchase price and other terms of the Offer and the Merger including, without limitation, the amount and type of securities offered to be purchased.

     If, on or after June 16, 1997, the Company should, except as permitted under the Merger Agreement, declare or pay any dividend on the Shares or make any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights under Sections 1 and 14, (i) the purchase price per Share payable by the Purchaser pursuant to the Offer will be reduced by the amount of any such cash dividend or cash distribution and (ii) any such non-cash dividend, distribution or right to be received by the tendering stockholders will be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Paying Agent for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

SECTION 14. CONDITIONS TO THE OFFER.

     Notwithstanding any other provision of the Offer, the Purchaser will not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied or (ii) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

          (a) there shall have been issued and remain in effect any temporary restraining order, preliminary or final injunction, order or decree by any court or governmental, administrative or regulatory authority or agency, domestic or foreign, resulting from any action or proceeding brought by any person which (i) restrains or prohibits the making of the Offer or the consummation of any other Transaction, (ii) prohibits or limits ownership or operation by the Company, Monterey or the Purchaser of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, Monterey or any of their subsidiaries, or compels the Company, Monterey or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Monterey or any of their subsidiaries or imposes any material limitation on the ability of Monterey or the Purchaser to conduct such business or own such assets, in each case as a result of the Transactions;
     (iii) imposes material limitations on the ability of Monterey or the Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer, or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the Transactions; (iv) requires divestiture by Monterey or the Purchaser of any Shares;

          (b) there shall have been any action taken, or any statute, rule, regulation, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Monterey, the Company or any subsidiary or affiliate of Monterey or the Company or (ii) any Transaction, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, in the case of both
     (i) and (ii);

          (c) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, trading in securities on the NYSE or on the over-the-counter market, (ii) a declaration of a banking moratorium or any limitation or suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any U.S. federal or state government, or governmental, administrative or regulatory authority or agency on the extension of credit by banks or other lending institutions, (iv) a commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, or

          (d) any representation and warranty of the Company in the Merger Agreement shall not be true and correct and the failure to be true and correct has a material adverse effect and such failure shall not have been cured (provided five days' written notice of such failure has been provided by the Purchaser to the Company) (if a representation and warranty of the Company shall, by its terms, only be not true and correct if the consequences thereof constitute a material adverse effect, then the failure of such representation and warranty to be true and correct shall be deemed to have a material adverse effect within the meaning of this paragraph
     (d)); or

          (e) (i) the Board of Directors shall have withdrawn or modified in a manner adverse to Monterey or the Purchaser the approval or recommendation of the Offer, the Merger or the Merger Agreement or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger or (ii) the Board shall have resolved to do any of the foregoing;

          (f) (i) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement and shall not have cured such default (provided five days' written notice of such failure has been provided by the Purchaser to the Company);

          (g) the Merger Agreement shall have been terminated in accordance with its terms; or

          (h) the Purchaser and the Company shall have agreed that the Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder.

     The foregoing conditions are for the sole benefit of Monterey and the Purchaser and may be asserted by Monterey or the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Monterey or the Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Monterey or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

SECTION 15. CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

     Except as set forth in this Offer to Purchase, based on a review of publicly available filings by the Company with the SEC and other publicly available information regarding the Company, neither Monterey nor the Purchaser is aware of any licenses or regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or any approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required for the acquisition or ownership of the Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below under "State Takeover Laws." Should any such approval or other action be required, there can be no assurance that any such approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's or its subsidiaries' businesses, or that certain parts of the Company's, Monterey's, the Purchaser's or any of their respective subsidiaries' businesses might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions with respect to injunctions and governmental actions. See the Introduction and Section 14 for a description thereof.

     State Takeover Laws. A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, the Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult, and the reasoning in such decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

     The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, the Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

     Antitrust. The Purchaser does not believe that the Offer and Merger are subject to the notification or waiting period requirements of the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied.

     If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for information or documentary material pursuant to the HSR Act, the Offer may, at the discretion of the Purchaser (subject to the terms and conditions of the Merger Agreement) be extended and, in any event the purchase of and payment for Shares will be deferred until the applicable waiting period expires or is terminated. Unless the Offer is extended, any extension of the waiting period will not give rise to any additional withdrawal rights. See
Section 4.

     In practice, complying with a request for information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Monterey or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Monterey and the Company are engaged, Monterey and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to injunctions and certain governmental actions.

SECTION 16. FEES AND EXPENSES.

     Corporate Investor Communications, Inc. has been retained by the Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. The Purchaser will pay the Information Agent reasonable and customary compensation for all such services in addition to reimbursing the Information Agent for reasonable out-of-pocket expenses in connection therewith.

     In addition, First Chicago Trust Company of New York has been retained as the Paying Agent. The Purchaser will pay the Paying Agent reasonable and customary compensation for its services in connection with the Offer, will reimburse the Paying Agent for its reasonable out-of-pocket expenses in connection therewith.

     Except as set forth above, neither Monterey nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Monterey or the Purchaser for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

SECTION 17. MISCELLANEOUS.

     The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions whose securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of the Purchaser or Monterey not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     The Purchaser has filed with the SEC the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the SEC).

                                     MONTEREY ACQUISITION CORPORATION

                                                                      SCHEDULE I

               DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER,
                             MONTEREY AND SANTA FE

     1. Directors and Executive Officers of the Purchaser.

     The following table sets forth the name, current business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated, the current business address of each person is c/o 5201 Truxtun Avenue, Bakersfield, California 93309, and each occupation set forth opposite an individual's name refers to employment with the Purchaser. Each such person is a citizen of the United States, unless otherwise indicated.

                        DIRECTORS AND EXECUTIVE OFFICERS

                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND CURRENT BUSINESS ADDRESS;
          NAME            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND BUSINESS ADDRESSES THEREOF
          ----            ---------------------------------------------------------------------------------
R. Graham Whaling.......  Director; Chief Executive Officer; see "Directors and Executive Officers of
                          Monterey."
D.B. Kilpatrick.........  President; see "Directors and Executive Officers of Monterey."
Gerald R. Carman........  Director; Vice President and Chief Financial Officer; see "Directors and
                          Executive Officers of Monterey."
Terry L. Anderson.......  Director; Vice President and Secretary; see "Directors and Executive Officers of
                          Monterey."

     2. Directors and Executive Officers of Monterey.

     The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Monterey. Unless otherwise indicated, the current business address of each such person is c/o 5201 Truxtun Avenue, Bakersfield, California 93309, and each occupation set forth opposite an individual's name refers to employment with Monterey. Each such person is a citizen of the United States, unless otherwise indicated.

                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND CURRENT BUSINESS ADDRESS;
         NAME            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND BUSINESS ADDRESSES THEREOF
         ----            ---------------------------------------------------------------------------------
Hugh L. Boyt...........  Director since 1996. Mr. Boyt has also acted as Senior Vice President --
                         Production of Santa Fe since March 1990.
Michael A. Morphy......  Director since 1996. Mr. Morphy was a director of Santa Fe from 1990 to 1996, is the Retired Chairman and Chief Executive Officer of California Portland Cement
                         Company, and is also currently a director of Cyprus Amax Minerals Co. and Santa
                         Fe Pacific Pipelines, Inc.
Robert F. Vagt.........  Director since 1996. Mr. Vagt was a director of Santa Fe from 1992 to 1996;
                         Chairman of the Board, President, Chief Executive Officer and director of Global
                         Natural Resources, Inc. (Oil and gas exploration and production) from May 1992 to
                         October 1996; President and Chief Executive Officer of Adobe Resources
                         Corporation (oil and gas exploration and production) from November 1990 to May
                         1992. Mr. Vagt is also currently a director of First Albany Corporation
                         (brokerage firm).

                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND CURRENT BUSINESS ADDRESS;
                                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND BUSINESS ADDRESSES
              NAME                                                    THEREOF
--------------------------------  --------------------------------------------------------------------------------
1993.Robert J. Wasielewski......  Director since 1996. Mr. Wasielewski has been employed by GKH Partners, L.P.
                                  ("GKH") since October 1991. GKH is an investment partnership whose general partners include entities controlled by Jay and Tom Pritzker, Dan W. Lufkin and
                                  Melvyn N. Klein. From July 1996 to the present Mr. Wasielewski has held the position of Managing Director of GKH. He was employed by Citicorp in the
                                  Leveraged Capital Division from September 1987 to October 1991, serving as assistant Vice President from December 1990 until joining GKH. Mr. Wasielewski serves as a director and officer of various privately held affiliates of GKH.
                                  GKH through an affiliate, HC Associates, a Delaware general partnership, currently holds approximately 5.5% of Santa Fe's outstanding common stock.
James L. Payne..................  Director since 1996. Mr. Payne has been Chairman of the Board, President and
                                  Chief Executive Officer of Santa Fe since 1990. He is also a director of Pool
                                  Energy Services Co., an oil field services corporation.
R. Graham Whaling...............  Director and Chief Executive Officer since 1996. Mr. Whaling was Senior Vice
                                  President and Chief Financial Officer of Santa Fe from January 1995 to November
                                  1996. Prior to that time, he was with CS First Boston, an investment banking firm, as Vice President, Corporate Finance from 1991 to 1994 and Director,
                                  Corporate Finance from 1994 to 1995. Prior to joining First Boston, Mr. Whaling served as a petroleum engineer from Sun Oil Corporation and petroleum reservoir consulting engineer from Ryder Scott.
David B. Kilpatrick.............  President and Chief Operating Officer since November 1996. Mr. Kilpatrick was
                                  Division Manager -- Production for Santa Fe's Western Division from January 1990 until November 1996.
Gerald R. Carman................  Vice President, Chief Financial Officer and Treasurer. Mr. Carman was Treasurer
                                  of Santa Fe from January 1995 until December 1996. Prior to 1995, Mr. Carman was
                                  Director of Corporate Planning and Manager of Tax Planning for Santa Fe.
Terry L. Anderson...............  General Counsel and Secretary since November 1996. Mr. Anderson was
                                  Manager -- Business Development of Santa Fe from December 1994 until November
                                  1996. Prior to that time and beginning in 1988, Mr. Anderson was Senior Counsel of Santa Fe.
C. Ed Hall......................  Vice President -- Public Affairs since November 1996. Mr. Hall was Vice
                                  President Public Affairs of Santa Fe from March 1991 until November 1996.
Jeffrey B. Williams.............  Vice President -- Development since November 1996. Mr. Williams was Corporate
                                  Production Manager of Santa Fe from July 1996 until November 1996. Prior to that time, Mr. Williams was employed by Santa Fe as Regional, Corporate or Division
                                  Production Manager, a position he assumed in 1983.
Lou E. Shuflin..................  Director -- Administration since November 1996. Mr. Shuflin was
                                  Manager -- Strategic Analysis of Santa Fe from September 1994 until November
                                  1996. Mr. Shuflin also served as Santa Fe's Corporate Manager -- Production from
                                  May 1993 to August 1993 and District Manager -- Production beginning in 1987.

     3. Directors and Executive Officers of Santa Fe.

     The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Santa Fe. Unless otherwise indicated, the current business address of each such person is c/o 1616 South Voss, Houston, Texas 77057, and each occupation set forth opposite an individual's name refers to employment with Santa Fe. Each such person is a citizen of the United States, unless otherwise indicated.

                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND CURRENT BUSINESS ADDRESS;
         NAME            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND BUSINESS ADDRESSES THEREOF
         ----            ---------------------------------------------------------------------------------
Marc J. Shapiro........  Director since 1990; Chairman and Chief Executive Officer of Texas Commerce Bank
                         National Association (banking) since 1987, and a member of the Policy council of
                         Chase Manhattan Corporation (successor to the Management Committee of Chemical
                         Banking Corporation) since December 1991. Mr. Shapiro is also a director of
                         Browning-Ferris Industries, Burlington Northern Santa Fe Corporation and a
                         trustee of Wingarten Realty Investors.
William E. Greehey.....  Director since 1991; Chairman of the Board, Chief Executive Officer and director of Valero Energy Corporation (refining and marketing, gas transmission and processing) since 1983. Greehey is also a director of Weatherford-Enterra.
Melvyn N. Klein........  Director since 1993; Attorney and Counsel at Law; private investor; the sole stockholder of a general partner in GKH Partners, L.P., Mr. Klein is also a principal of Questor Management Company, and director of Anixter International and Bayou Steel Corporation (specialty steel manufacturer).
James L. Payne.........  Director since 1986; Chairman of the Board, President and Chief Executive Officer
                         of Santa Fe since June 1990. Mr. Payne was President of Santa Fe Energy Company,
                         a predecessor in interest of Santa Fe from January 1986 to January 1990 when he became President of Santa Fe. Mr. Payne is also a director of Pool Services Co.
                         (oilfield services), and Monterey.
Allan V. Martini.......  Director since 1990; Retired Vice President Exploration/Production and director of Chevron Corporation (petroleum operations) since August 1988. Mr. Martini served in that position from July 1986 until his retirement.
Reuben F. Richards.....  Director since 1992; Chairman of the Board, Terra Industries Inc. (agribusiness)
                         from December 1982 until retirement in March 1996. Chief Executive Officer thereof from December 1982 to May 1991 and President thereof from July 1983 to
                         May 1991; Chairman of the Board, Engelhard Corporation (specialty chemicals, engineered materials and precious metals management services) from May 1985 to
                         December 1994 and director thereof since prior to 1990; Director, Minorco
                         (U.S.A.) Inc., Chairman of the Board from May 1990 to March 1996 and Chief
                         Executive Officer and President from February 1994 to March 1996. Mr. Richards is also a director of Ecolab, Inc. (cleaning and sanitizing products), Engelhard
                         Corporation, Potlatch Corporation (forest product), and Minorco.
Kathryn D. Wriston.....  Director since 1990; Director of various corporations and organizations for the past five years, including Northwestern Mutual Life Insurance Company and the
                         Stanley Works and a trustee of the Financial Accounting Foundation.
Hugh L. Boyt...........  Senior Vice President -- Production since March 1, 1990. From 1989 until March
                         1990, Mr. Boyt served as Corporate Production Manager.

                             PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND CURRENT BUSINESS ADDRESS;
         NAME            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS AND BUSINESS ADDRESSES THEREOF
         ----            ---------------------------------------------------------------------------------
Jerry L. Bridwell......  Senior Vice President -- Exploration and Land since 1986.
Janet S. Clark.........  Vice President and Chief Financial Officer since January 1997. Ms. Clark was with
                         Southcoast Capital Corporation from January 1994 until she joined Santa Fe. While with Southcoast Capital, Ms. Clark served as Vice President from January 1994 to
                         June 1996 and as Director, Corporate Finance, from June 1996 to December 1996.
                         From December 1992 to January 1994 Ms. Clark served as Senior Vice President with
                         Williams MacKay Jordan & Company. Prior to December 1992 Ms. Clark was an
                         independent financial consultant.
E. Everett Deschner....  Vice President -- Engineering and Evaluation since April 1990.
Charles G. Hain........  Vice President -- Human and Data Resources since 1994. Vice President -- Employee
                         Relations from 1988 until 1994.
Kathy Hager............  Vice President -- Public Affairs since January 1997. From January 1994 to January
                         1997 Ms. Hager served as Director, Investor Relations and from September 1990 to
                         January 1994 as Manager, Investor Relations.
David L. Hicks.........  Vice President -- Law and General Counsel since March 1991.
Mark A. Older..........  Secretary
Michael S. Wilkes......  Controller

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Paying Agent at one of its addresses set forth below:

                       The Paying Agent for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

        By Mail:                  By Hand:                By Facsimile         By Overnight Courier:
  Tenders & Exchanges       Tenders & Exchanges          Transmission:          Tenders & Exchanges
  PO Box 2569 -- Suite    c/o The Depository Trust       (201) 222-4720        14 Wall Street, Suite
           4660                   Company                      or                       4680
Jersey City, New Jersey       55 Water Street            (201) 222-4721              8th Floor
       07303-2569                 DTC TAD                (for Eligible           New York, New York
                             Vietnam Veterans'         Institutions Only)              10005
                               Memorial Plaza
                             New York, New York
                                   10041

                   To Confirm Receipt of Guaranteed Delivery:
                                 (201) 222-4707

     Any questions or requests for assistance may be directed to the Information Agent at its address and telephone number listed below. Additional copies of the Offer to Purchase, this Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                               111 Commerce Road
                          Carlstadt, New Jersey 07072
                         Call Toll Free: (888) 264-3343
                          Call Collect: (201) 896-1900